UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015 (October 1, 2015)

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Executive Compensation

On October 1, 2015, the board of directors (the “Board”) of Intercept Pharmaceuticals, Inc. (the “Company”), based on recommendations from the compensation committee of the Board, approved new equity grants for the following executive officers of the Company, Mark Pruzanski, President and Chief Executive Officer, David Shapiro, Chief Medical Officer and Executive Vice President—Development, Barbara Duncan, Chief Financial Officer, and Rachel McMinn, Chief Business and Strategy Officer, as described below.

Name	Time-Based Awards (Shares)
	Options (1)	Restricted Stock (2)
Mark Pruzanski	32,550	15,100
David Shapiro	13,100	5,150
Barbara Duncan	10,600	4,050
Rachel McMinn	10,600	4,050

(1)	The shares of common stock underlying this option will vest over a four year period, with 25% vesting on the first anniversary of the vesting start date and the remaining shares vesting pro rata on a monthly basis for three years.
(2)	The shares of restricted stock will vest over a four year period, with 25% vesting on the first anniversary of the vesting start date and the remaining shares vesting pro rata on a quarterly basis for three years.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 1, 2015, the Board of the Company adopted a revised Global Code of Business Conduct (the “Revised Code”). The Revised Code was adopted primarily to address in greater detail the globalization of the Company’s business operations and, subject to marketing approval, the planned initiation of the commercial launch of obeticholic acid for primary biliary cirrhosis in the United States, certain countries in Europe and Canada in 2016.

In particular, the Revised Code addresses compliance with applicable laws, regulations and guidelines with respect to (i) interacting with and payments to healthcare professionals, (ii) handling patient information and data protection and privacy, (iii) adverse event reporting and other reports regarding product and patient safety, (iv) public communications such as the use of social media, (v) conducting business abroad and (vi) interacting with government officials and agencies. The Revised Code also incorporates certain aspects of the Company’s compliance program and other internal resources designed to enhance compliance with applicable laws and regulations.

The Revised Code is available under the “Investors” section on the Company’s website at www.interceptpharma.com.

Item 8.01 Other Events.

Revised Non-Employee Director Compensation Policy

On October 1, 2015, the Board of the Company, based on recommendations from the compensation committee of the Board, approved the following revisions with respect to the grant of equity awards under the Company’s Non-Employee Director Compensation Policy (the “Policy”), filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 9, 2014.

Annual Equity Grants

Each Outside Director (as defined in the Policy) who has served as a member of the Board for at least five months prior to the date of the Company’s annual meeting of stockholders (the “Annual Meeting Date”) shall be granted, automatically and without any action on the part of the Board, under the 2012 Plan or any successor plan (the “Equity Plan”), each year on such Annual Meeting Date (i) a non-qualified stock option to purchase 1,750 shares of the Company’s common stock and (ii) 650 restricted shares of the Company’s common stock (“Restricted Stock”).

All stock options shall have an exercise price equal to the fair market value of the Company’s common stock as determined in the Equity Plan on the date of grant. The equity grants shall vest on the one-year anniversary of the date of grant, subject to the Outside Director’s continued service on the Board; provided, however, that if the next subsequent Annual Meeting Date is held prior to the one year anniversary date from the grant, the equity grants shall vest as of the close of business on the day immediately preceding such Annual Meeting Date, subject to the Outside Director’s continued service on the Board. The grants shall vest in full immediately prior to a change in control of the Company.

Initial Equity Grants for Newly Appointed or Elected Directors

Each new Outside Director shall be granted, under the Equity Plan, (i) a non-qualified stock option to purchase 3,500 shares of the Company’s common stock and (ii) 1,300 shares of Restricted Stock. The grant shall be made automatically and without any action on the part of the Board, on the first Annual Meeting Date immediately following the appointment of the new Outside Director; provided, however, that if the new Outside Director is initially elected on such Annual Meeting Date, the date of grant shall be the Annual Meeting Date upon which such Outside Director was initially elected to the Board.

All stock options shall have an exercise price equal to the fair market value of the Company’s common stock as determined in the Equity Plan on the date of grant. The equity grants shall vest annually over three years on the anniversary of the date the Outside Director was first elected or appointed to the Board (each, an “Anniversary Date”), subject to the Outside Director’s continued service on the Board; provided, however, if the next subsequent Annual Meeting Date (starting from the Annual Meeting Date in the year after the initial equity grants are made) is held prior to the Anniversary Date in that year, the annual vesting for such year shall occur on the day immediately preceding the date of the Annual Meeting Date in such year, subject to the Outside Director’s continued service on the Board. The grants shall vest in full immediately prior to a change in control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: October 7, 2015	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer